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                                                                   EXHIBIT 10.18


                                  CONFIDENTIAL


                                 October 2, 1998

Mr. Steven D. Schramm

        RE:    INCENTIVE AGREEMENT

Dear Steve:

        The Compensation Committee of the Board of Directors of General Magic, Inc. (the "Company") has approved providing you with certain additional incentives described in this letter agreement. The terms of this agreement are as follows:

        1. Sale of Division. You will be entitled to receive the incentives described in paragraphs 2 and 3 below upon the closing of the sale (the "Sale") on or before December 31, 1998 of the Company's Communication Products Division (the "Division") (or a subsidiary of the Company to which the assets of the Division are contributed). The Sale for purposes of this agreement will not be deemed to have occurred in the event of a change in control of a majority of the Company's voting stock, whether effected by merger, sale of assets, sale or exchange by the stockholders of shares of the Company's stock, or otherwise.

        2. Cash Bonus. Within thirty (30) days following the date of the closing of the Sale, the Company will pay to you a bonus in an amount equal to one hundred fifty percent (150%) of your annual bonus at the "on-target" level for the fiscal year in which the closing of the Sale occurs.

        3. Acceleration of Option Vesting. The vesting and exercisability of fifty percent (50%) of the number of shares subject to those portions, if any, of the then-outstanding stock options granted to you by the Company prior to January 1, 1998 which have not vested and become exercisable as of the date of the closing of the Sale will be automatically accelerated and become immediately exercisable and vested effective as of the date of the closing of the Sale. Provided that you remain an employee of the Company, such accelerated vesting will reduce the remaining period of continued employment required for full vesting of your remaining unvested options; the remaining unvested shares subject to your outstanding options will continue to vest at the same rate as provided in your applicable stock option agreement, subject to your continued employment with the Company.

        4. Other Benefits. The benefits provided by this agreement are in addition to, and will not be reduced by nor will they reduce, any other benefits to which you may be entitled under any other agreement with the Company, including, without limitation, any severance or change of control agreement.

        5.     Successors.

               (a) Company's Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) or to all or substantially all of the Company's business and/or assets shall assume the obligations under this agreement and shall expressly agree in writing to perform the obligations under this



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Steven D. Schramm                                                   CONFIDENTIAL
October 2, 1998
Page 2



agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this agreement, the term "Company" shall include any successor to the Company's business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this agreement by operation of law.

               (b) Employee's Successors. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. You shall have no right to assign any of your obligations or duties under this agreement to any other person or entity.

        6. Arbitration. In the event of any dispute or claim relating to or arising out of this agreement, you and the Company agree that all such disputes shall be fully, finally and exclusively resolved by binding arbitration conducted by the American Arbitration Association ("AAA") in Santa Clara County, California in accordance with AAA's National Employment Dispute Resolution rules as those rules are currently in effect, and not as those rules may be modified in the future. You and the Company hereby knowingly and willingly waive their respective rights to have any such disputes or claims tried to a judge or jury.

        7. Employment Taxes. All payments made pursuant to this agreement will be subject to withholding of applicable income and employment taxes.

        8. Modification. This agreement may only be modified or amended by a supplemental written agreement signed by you and another officer of the Company.

        Please sign and date this letter on the spaces provided below to acknowledge your acceptance of the terms of this agreement.



                                       Sincerely,

                                       General Magic, Inc.



                                       By: /s/ Steven Markman
                                           -------------------------------------
                                           Steven Markman,
                                           President and Chief Executive Officer

        I agree to the terms and conditions set forth in this agreement.



Date:  October 2, 1998                 /s/ Steven D. Schramm
                                       -----------------------------------------
                                       Steven D. Schramm